Exhibit 99.1

GENCOR RELEASES FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

December 13, 2018 (PRIME NEWSWIRE) – Gencor Industries, Inc., (NASDAQ: GENC) announced today net revenue for the quarter ended September 30, 2018 increased 10.7% to $20.5 million compared to $18.6 million for the quarter ended September 30, 2017. Gross profit as a percentage of net revenue increased to 30.9% for the quarter ended September 30, 2018 from 19.7% for the quarter ended September 30, 2017. Gross profit in the fourth quarter of 2017 was negatively impacted due to competitive pricing on two projects.

Income from operations for the quarter ended September 30, 2018 was $3.5 million compared to $0.8 million for the quarter ended September 30, 2017. Operating margin in the quarter increased to 16.7% from 4.5% on cost controls of general and administrative expenses and significantly higher gross margin. The Company had non-operating income of $1.2 million for the quarter ended September 30, 2018 compared to $0.7 million for the quarter ended September 30, 2017. The Company had tax expense of $0.9 million for the quarter ended September 30, 2018 compared to $0.6 million for the quarter ended September 30, 2017. Net income for the quarter ended September 30, 2018 was $3.8 million ($0.26 per basic and diluted share) compared to $1.0 million ($0.07 per basic and diluted share) for the quarter ended September 30, 2017.

Net revenue for the year ended September 30, 2018 increased 22.3% to $98.6 million compared to $80.6 million for the year ended September 30, 2017. Gross profit as a percentage of net revenue increased to 27.0% for the year ended September 30, 2018 from 26.2% for the year ended September 30, 2017. The Company had operating income for the year ended September 30, 2018 of $13.7 million compared to $10.2 million for the year ended September 30, 2017.

The Company had non-operating income of $1.2 million for the year ended September 30, 2018 compared to $1.9 million for the year ended September 30, 2017.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law by President Donald Trump. The Tax Reform Act significantly lowered the U.S. corporate federal income tax rate from 35% to 21% effective January 1, 2018, while also implementing a territorial tax system and imposing repatriation tax on deemed repatriated earnings of foreign subsidiaries. U.S. GAAP requires that the impact of tax legislation be recognized in the period in which the law was enacted. The effective income tax rate for fiscal 2018 was 15.6% versus 30.9% in fiscal 2017 due primarily to the lowering of federal income tax rates.

The Company’s net income was $12.6 million ($0.87 per basic share and $0.85 per diluted share) for the year ended September 30, 2018, compared to $8.4 million ($0.58 per basic share and $0.57 per diluted share) for the year ended September 30, 2017.

At September 30, 2018, the Company had $112.1 million in cash and marketable securities, an increase of $1.3 million over the September 30, 2017 balance of $110.8 million. Net working capital was $136.6 million at September 30, 2018. The Company has no short- or long-term debt.

The Company’s backlog was $28.0 million at December 1, 2018 compared to $46.0 million at December 1, 2017.

John E. Elliott, Gencor’s CEO, commented, “The Gencor team continued to deliver solid results in the fourth quarter and for the fiscal year. Our strong fourth quarter capped off a successful fiscal 2018 for Gencor, a year where we strengthened our customer relationships, invested in our business, and delivered double digit earnings growth. The company did an excellent job effectively managing supply chain challenges as well as higher raw material costs, while maintaining focus on delivering quality products.

Fourth quarter revenues exceeded $20 million, up 11% from the prior year. Gross margin of 31% was significantly higher due to solid execution and cost management.

Fiscal 2018 was another year of double digit top line growth and improved profitability. The company faced significant inflationary pressures from steel and related purchased parts, but was able to maintain its gross margins through operational improvements implemented over the past few years.

For the third year in a row, fiscal year revenues increased by double digits, gross margins increased and operating margins increased. Fiscal 2018 operating margin of 13.9% is the highest in the company’s history, despite higher material and labor costs.

We still face headwinds, including higher material costs and a stronger US dollar going into fiscal 2019. However, we believe we are well-positioned to capitalize on demand for asphalt plants and related components as we continue to invest in our business. We have been taking proactive steps to reduce the impact of U.S. tariff policies, raw material inflation and a tight labor market.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Consolidated Income Statements

For the Years Ended September 30, 2018 and 2017

	2018	2017
Net revenue	$98,614,000	$80,608,000
Cost of goods sold	71,993,000	59,449,000

Gross profit	26,621,000	21,159,000
Operating expenses:
Product engineering and development	2,915,000	2,147,000
Selling, general and administrative	9,991,000	8,776,000

Total operating expenses	12,906,000	10,923,000

Operating income	13,715,000	10,236,000

Other income (expense), net:
Interest and dividend income, net of fees	1,535,000	650,000
Realized and unrealized gains (losses) on marketable securities, net	(363,000)	1,297,000
Other	2,000	(5,000)

	1,174,000	1,942,000

Income before income tax expense	14,889,000	12,178,000
Income tax expense	2,325,000	3,760,000

Net income	$12,564,000	$8,418,000

Basic earnings per common share	$0.87	$0.58

Diluted earnings per common share	$0.85	$0.57

GENCOR INDUSTRIES, INC.

Consolidated Balance Sheets

As of September 30, 2018 and 2017

ASSETS	2018	2017
Current assets:
Cash and cash equivalents	$8,012,000	$22,933,000
Marketable securities at fair value (cost of $103,751,000 at September 30, 2018 and $86,967,000 at September 30, 2017)	104,058,000	87,886,000
Accounts receivable, less allowance for doubtful accounts of $313,000 at September 30, 2018 and $207,000 at September 30, 2017	993,000	1,184,000
Costs and estimated earnings in excess of billings	11,900,000	6,768,000
Inventories, net	18,214,000	16,687,000
Prepaid expenses	1,904,000	1,660,000

Total current assets	145,081,000	137,118,000

Property and equipment, net	7,889,000	5,722,000
Other assets	53,000	53,000

Total Assets	$153,023,000	$142,893,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,838,000	$1,320,000
Customer deposits	4,563,000	8,628,000
Accrued expenses	2,085,000	2,426,000

Total current liabilities	8,486,000	12,374,000

Deferred and other income taxes	2,358,000	1,601,000

Total liabilities	10,844,000	13,975,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized;
12,252,337 shares and 12,154,829 shares issued and outstanding at September 30, 2018 and 2017, respectively	1,225,000	1,215,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized;
2,288,857 shares and 2,263857 shares issued and outstanding at September 30, 2018 and 2017, respectively	229,000	226,000
Capital in excess of par value	11,862,000	11,178,000
Retained earnings	128,863,000	116,299,000

Total shareholders’ equity	142,179,000	128,918,000

Total Liabilities and Shareholders’ Equity	$153,023,000	$142,893,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2018: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000